FOR IMMEDIATE RELEASE


                      COOPERATIVE BANKSHARES, INC. DECLARES
                               3-FOR-2 STOCK SPLIT


         WILMINGTON, N.C., JANUARY 19, 2005 - Cooperative Bankshares, Inc. (NASDAQ: COOP), announced today that its Board of Directors declared a 3-for-2 stock split of its outstanding common stock, payable in the form of a 50% stock dividend. The stock split entitles each shareholder of record at the close of business on February 8, 2005 (Record Date) to receive one additional share for every two shares of common stock held on that date. Cooperative will pay cash in lieu of issuing fractional shares based on the closing price on the record date, as adjusted for the split. The additional shares resulting from the split will be distributed by Cooperative's transfer agent on or about February 24, 2005. Currently, Cooperative has approximately 2,860,764 shares of common stock outstanding.

         From February 8, 2005 through February 24, 2005, shares of Cooperative will trade with due bills, which entitle those who buy the stock during this time to receive the 50% stock dividend.

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 21 offices in Eastern North Carolina. Cooperative Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through offices in Wilmington, North Carolina, North Myrtle Beach, South Carolina, and Virginia Beach, Virginia.

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Contact:
         Frederick Willetts, III, President/CEO
         Todd L. Sammons, CPA, Senior Vice President/CFO
         Linda B. Garland, Vice President/Secretary
         910-343-0181